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                     May 20, 2024

       Brian S. Davis
       Chief Financial Officer
       Home BancShares, Inc.
       719 Harkrider, Suite 100
       Conway, AR 72032

                                                        Re: Home BancShares,
Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2023
                                                            File No. 001-41093

       Dear Brian S. Davis:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance